Exhibit 5.1 Chicago New York Washington, DC London San Francisco Los Angeles Singapore vedderprice.com

June 4, 2018

Byline Bancorp, Inc. 180 North LaSalle Street, Suite 300 Chicago, Illinois 60601

Re:	Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (File No. 333-222935)

Ladies and Gentlemen:

We have acted as special counsel to Byline Bancorp, Inc., a Delaware corporation (“Byline”), in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) of Byline’s Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to up to 680,787 shares of Byline’s common stock, par value $0.01 per share (the “Byline Shares”), that may be issued by Byline upon the exercise of certain outstanding option awards held by certain persons that qualify as former or current employees and/or former directors of First Evanston Bancorp, Inc., an Illinois corporation (“First Evanston”), or its subsidiaries immediately prior to Byline’s acquisition of First Evanston pursuant to the terms of the Agreement and Plan of Merger, dated as of November 27, 2017, by and among Byline, First Evanston and Wildcat Acquisition Corporation, an Illinois corporation and a wholly-owned subsidiary of Byline.  The options were originally granted under the First Evanston Bancorp, Inc. Stock Incentive Plan, as amended (the “Plan”).

In connection with our opinion, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Amended and Restated Certificate of Incorporation of Byline, the Amended and Restated By-laws of Byline, the Plan and such other corporate records, resolutions, documents and other papers as we deemed necessary to examine for purposes of this opinion.  We have assumed the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies and the genuineness of all signatures.  We have also assumed that the Byline Shares will remain reserved for issuance under the Plan until actually issued thereunder.

Based upon and subject to the foregoing, it is our opinion that the Byline Shares, to be issued by Byline pursuant to and in the manner contemplated by the Plan, will be, upon issuance, duly authorized and such Byline Shares will be validly issued, fully paid and nonassessable.

222 North LaSalle Street  |  Chicago, Illinois 60601  |  T +1 312 609 7500  |  F +1 312 609 5005

Vedder Price P.C. is affiliated with Vedder Price LLP, which operates in England and Wales, Vedder Price (CA), LLP, which operates in California, and Vedder Price Pte. Ltd., which operates in Singapore.

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Byline Bancorp, Inc.

June 4, 2018

The opinion expressed herein is based on the facts in existence and the laws in effect on the date hereof and is limited to the General Corporation Law of the State of Delaware currently in effect.  The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

We hereby consent to the use of this opinion in connection with the Registration Statement and to references to our firm therein.  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder. This opinion speaks only as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours, /s/ VEDDER PRICE P.C.

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